Exhibit 10.2

EXECUTION VERSION

LETTER AGREEMENT

This letter agreement (“Letter Agreement”) is dated as of August 26, 2025, by and among (i) Braemar Hotels & Resorts Inc., a Maryland corporation, and Braemar Hospitality Limited Partnership, a Delaware limited partnership (collectively, the “Company”), and (ii) Ashford Inc., a Nevada corporation, and Ashford Hospitality Advisors LLC, a Delaware limited liability company (collectively, “Advisor”).

WHEREAS, the Company and Advisor are parties to that certain Fifth Amended and Restated Advisory Agreement, dated as of April 13, 2018 (as amended, the “Advisory Agreement”) pursuant to which certain payments are required to be paid to Advisor upon a change of control of the Company.

WHEREAS, the special committee of the board of directors of the Company (the “Special Committee”), which is comprised of independent directors, has determined, after evaluating strategic alternatives, that it is in the best interests of the Company to pursue a Company Sale Transaction.

WHEREAS, the Special Committee has determined that agreeing upon the amount of the termination payments owing to Advisor upon a change of control of the Company pursuant to the Advisory Agreement will provide clarity to potential buyers as to the amount of such payments, thereby facilitating a competitive bidding process and a Company Sale Transaction that is in the best interests of the Company.

WHEREAS, capitalized terms used but not defined in this Letter Agreement shall have the meaning given to them in the Advisory Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties to this Letter Agreement acknowledge and agree that:

1.            Company Sale Transaction.

(a)            Commencing immediately upon the date of this Letter Agreement, the Company will, and will cause its subsidiaries to, use best efforts to pursue, facilitate and cause a Company Sale Transaction, including by (i) immediately retaining one or more investment banking firms and other professional advisors (the “Professional Advisors”) as needed to market, advise and facilitate a Company Sale Transaction, (ii) subject to any limitations under applicable law, preparing and delivering to the Professional Advisors all financial, due diligence, legal and other relevant information regarding the Company requested by the Professional Advisors in order to successfully market the Company for a Company Sale Transaction, (iii) preparing or assisting in the preparation of marketing materials by the Professional Advisors, (iv) identifying and soliciting potential buyers in a Company Sale Transaction (“Potential Counterparties”), (v) making available to Potential Counterparties the officers and directors of the Company for presentations and due diligence interviews, (vi) attending and participating in marketing meetings and presentations to Potential Counterparties as reasonably requested by the Professional Advisors, (vii) attending and participating as reasonably requested by the Professional Advisors in negotiations of proposals and/or definitive documentation with Potential Counterparties, (viii) providing access, to the extent necessary, to the Company's books, records, properties and other proprietary materials (subject, in each case, to the execution of customary confidentiality and non-disclosure agreements) to Potential Counterparties, (ix) using best efforts to take all steps reasonably necessary, and proceed diligently and in good faith, and obtain as promptly as reasonably practicable any necessary consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions or nonactions by, and make as promptly as practicable all necessary filings, submissions and declarations with, any governmental entity or other third party necessary in connection with the closing of a Company Sale Transaction, (x) using best efforts to cause the conditions to a Company Sale Transaction to be satisfied as promptly as reasonably practicable, and (xii) using best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate a Company Sale Transaction as soon as practicable. Advisor will cooperate, as necessary, to assist in pursuing and facilitating a Company Sale Transaction by making available to Potential Counterparties the officers and directors of Advisor for presentations and due diligence interviews, and attending and participating in marketing meetings and presentations to Potential Counterparties, in each case, as reasonably requested by the Professional Advisors. Notwithstanding anything to the contrary herein, Advisor shall not be deemed in default of the obligations set forth above unless Advisor fails to perform such obligations in any material respect within thirty (30) days following the Company’s delivery of prior written notice specifying such failure. In the event of such a material failure, the Company’s sole remedies shall be those expressly provided in Section 3 of this Letter Agreement. For the avoidance of doubt, the Company shall not have the right to terminate this Letter Agreement as a result of any such material breach by Advisor, and this Letter Agreement shall otherwise remain in full force and effect. Furthermore, any such material breach by Advisor shall not impair, diminish, or otherwise affect (i) the agreement between Advisor and the Company regarding the calculation of the Full Termination Payment or the Company Sale Fee, or (ii) the Company’s obligation to pay the Company Sale Fee and Accrued Fees upon the consummation of a Company Sale Transaction, in each case, in accordance with the terms and conditions of this Letter Agreement, all of which shall remain in full force and effect.

(b)            For purposes of this Letter Agreement, “best efforts” shall include (i) vigorously defending, contesting and objecting to any claims, suits, petitions to deny, objections, proceedings, investigations or other actions, whether judicial or administrative and whether brought by a governmental entity or any third party challenging a Company Sale Transaction or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of a Company Sale Transaction, (ii) executing settlements, undertakings, consent decrees, stipulations or other agreements to undertake any remedies, including making divestitures, and (iii) taking any other action as may be required by a governmental entity or as otherwise necessary to (A) obtain all necessary consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions and non-actions by, any governmental entity or other third party as promptly as reasonably possible, but in any event before the closing of a Company Sale Transaction, or (B) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the closing of a Company Sale Transaction.

(c)            If at any time before, at or after the consummation of the Company Sale Transaction, the Company or Advisor reasonably believes or is advised that any further instruments, deeds, documents, conveyances, assignments or assurances are reasonably necessary or desirable to consummate the Company Sale Transaction or to carry out the purposes and intent of this Letter Agreement, then the Company, Advisor and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Company Sale Transaction and to carry out the intent and purposes of this Letter Agreement.

(d)            A Company Sale Transaction shall be subject to all of the terms of the Advisory Agreement, except as otherwise expressly modified herein.

2.            Company Sale Fee.

(a)            The Company and Advisor acknowledge and agree that the Full Termination Payment is a fair and reasonable calculation of all amounts due to Advisor pursuant to Section 12.5(b) of the Advisory Agreement (excluding the Accrued Fees) for a Company Sale Transaction. Notwithstanding the foregoing, and subject to the other subsections of this Section 2, Advisor agrees to accept the Company Sale Fee in lieu of (and as payment in full of) the Full Termination Payment, which the parties hereto acknowledge and agree represents a material discount to the Full Termination Payment, but is in the best interest of both parties as such agreement, among other things, (i) provides clarity to Potential Counterparties as to the termination payments required to be paid to Advisor and the treatment of the Master Agreements upon a Company Sale Transaction, (ii) better facilitates the likelihood of consummating a Company Sale Transaction that is in the best interests of the Company, and (iii) avoids potential costs, uncertainty and delays caused by any disputes regarding the determination of amounts payable under the Advisory Agreement or the treatment of the Master Agreements with respect to a Company Sale Transaction. Accordingly, and subject to Section 2(c) of this Letter Agreement, the Company and Advisor agree that payment of the Company Sale Fee and Accrued Fees shall constitute full and complete satisfaction of all amounts payable by the Company pursuant to Section 12.5(b) of the Advisory Agreement, including, without limitation, the Termination Fee, in connection with a Company Sale Transaction.

(b)            The Company Sale Fee and Accrued Fees shall be due and payable in cash upon the closing of a Company Sale Transaction. It shall be a condition to closing the Company Sale Transaction that the Buyer shall have paid, on behalf of the Company, the full amount of the Company Sale Fee and Accrued Fees directly to Advisor. Such payment shall be made out of the cash proceeds from the Company Sale Transaction prior to any other payments, dividends or distributions made in connection with the Company Sale Transaction. Immediately upon the closing of a Company Sale Transaction and payment of the Company Sale Fee and Accrued Fees to Advisor, the Advisory Agreement will terminate. For the avoidance of doubt, the Company and Advisor acknowledge and agree that a Company Sale Transaction will not constitute, and will not be subject to the provisions applicable to, a Liquidated Damages Event under the Advisory Agreement. No Liquidated Damages Amount will be due and payable in connection with a Company Sale Transaction.

(c)            If a Company Sale Transaction is consummated at any time prior to July 1, 2028, then the Company Sale Fee and Accrued Fees shall be due and payable in accordance with this Letter Agreement. If a Company Sale Transaction has not been consummated by July 1, 2028, this Letter Agreement shall terminate without further obligation by the Company to pay the Company Sale Fee or to make any other payment to Advisor in connection with this Letter Agreement and, for the avoidance of doubt, the Advisory Agreement shall remain in full force and effect. The Company and Advisor hereby acknowledge and agree that any Company Sale Transaction consummated following the termination of this Letter Agreement shall remain subject to all applicable terms and conditions of the Advisory Agreement, including, without limitation, the Company’s obligation to pay the Termination Fee and any other amounts payable to Advisor pursuant to Section 12.5(b) of the Advisory Agreement, as determined in accordance with the express provisions thereof.

3.            Specific Performance. The Company and Advisor agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Letter Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Company or Advisor fail to take any action required of the Company or Advisor herein to consummate this Letter Agreement or a Company Sale Transaction, subject to the terms and conditions of this Letter Agreement. The Company and Advisor acknowledge and agree that (a) the Company and Advisor shall be entitled to an injunction or injunctions or specific performance to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages, this being in addition to any other remedy to which Advisor is entitled under this Letter Agreement and (b) the right of specific enforcement is an integral part hereof and without that right, the Company and Advisor would not have entered into this Letter Agreement. The parties hereto acknowledge and agree that the Company and Advisor, in seeking an injunction or injunctions to prevent breaches of this Letter Agreement and/or to enforce specifically the terms and provisions of this Letter Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction.

4.            Fiduciary Duties. For the avoidance of doubt, nothing in this Letter Agreement shall require the Company’s directors or officers to take or refrain from taking any action in connection with a Company Sale Transaction that would, in the reasonable good faith judgment of the Company’s directors and officers, violate the Maryland Corporations and Associations Code Section 2-405.1 duties to act (a) in good faith, (b) in a manner the director or officer reasonably believes to be in the best interests of the Company, and (c) with the care that an ordinarily prudent person in a like position would use under similar circumstances. Failure or refusal to approve or consummate a Company Sale Transaction, or to pursue “best efforts” to do so, in each case, as a result of the Company’s directors or officers acting in accordance with such duties, shall not in and of itself constitute a breach of this Letter Agreement or give rise to any right of Advisor to seek any remedy against the Company, its directors, or its officers. The Company acknowledges and agrees that the duties set forth in Section 2-405.1 of the Maryland Corporations and Associations Code to act (i) in good faith, (ii) in a manner the director or officer reasonably believes to be in the best interests of the Company, and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances, are restated herein solely to permit the Company’s officers and directors to act in accordance with Maryland law. Nothing in this Letter Agreement shall be construed to confer upon the Company or its officers or directors any rights or remedies beyond those under Maryland law as described above.

5.            Independent Review and Reliance. The Company and Advisor represent, warrant, and acknowledge that each of them has been given a reasonable time to consider this Letter Agreement, has had the opportunity to have this Letter Agreement reviewed by independent legal counsel, and has thoroughly reviewed and fully understands the terms and conditions of this Letter Agreement. With respect to the Full Termination Payment, the Company and Advisor specifically acknowledge and agree as follows: (a) Advisor has provided or made available to the Company’s advisors and independent directors all information and supporting documentation reasonably necessary to substantiate the calculation of the Full Termination Payment; (b) the Company’s advisors and independent directors have had an adequate opportunity to review, validate, and confirm the accuracy and completeness of such information and documentation; (c) the Company’s agreement to the calculation of the Full Termination Payment is made in reliance on such advisors’ independent review and validation; (d) neither the Company nor Advisor shall challenge or dispute the calculation of the Full Termination Payment as determined in accordance with this process; and (e) the Company and Advisor waive, release and agree not to pursue any claim against the other related to the calculation or payment of the Company Sale Fee or Full Termination Payment.

6.            Certain Definitions. The following terms as used in this Letter Agreement shall have the respective meanings ascribed thereto:

(a)            “Accrued Fees” shall mean any accrued and unpaid Base Fees and Incentive Fees through the Termination Payment Time or accrued interest pursuant to Section 19(b) of the Advisory Agreement.

(b)            “Buyer” shall mean the buyer in a Company Sale Transaction.

(c)            “Company Sale Fee” shall mean an aggregate amount equal to Four Hundred Eighty Million and No/100 Dollars ($480,000,000) payable by the Company to Advisor in cash upon the consummation of a Company Sale Transaction.

(d)            “Company Sale Transaction” shall mean a Company Change of Control constituting a merger, reorganization, business combination or consolidation of the Company or a sale of all or substantially all of the assets of the Company, in a publicly or privately marketed transaction (a) for cash, or (b) a combination of cash and securities.

(e)            “Full Termination Payment” shall mean an aggregate amount equal to Five Hundred Seventy Four Million Eight Hundred Twenty Nine Thousand Six Hundred and No/100 Dollars ($574,829,600), constituting all amounts that would be payable by the Company to Advisor pursuant to Section 12.5(b) of the Advisory Agreement in the absence of this Letter Agreement, including, without limitation, the Termination Fee, in connection with a Company Sale Transaction, but excluding Accrued Fees.

(f)            “Master Agreements” shall mean (i) that certain Braemar Master Project Management Agreement dated as of August 8, 2018, by and among Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc. and Premier Project Management, LLC, as amended, and (ii) that certain Amended & Restated Braemar Hotel Master Management Agreement dated as of August 8, 2018, by and among Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc. and Remington Lodging & Hospitality, LLC, as amended.

7.            Master Agreements. The Company agrees that the definitive documentation for a Company Sale Transaction shall include an express condition to closing that the Buyer shall have assumed in writing (or caused the Company and its applicable subsidiaries to have assumed in writing) the Master Agreements for the Company’s applicable hotel assets for the then full remaining term applicable thereto, including all extension options. Notwithstanding the foregoing, the definitive documentation for a Company Sale Transaction may alternatively provide that the Buyer shall terminate the Master Agreements for such hotel assets effective upon the closing of a Company Sale Transaction, subject to an aggregate termination payment equal to Twenty Five Million and No/100 Dollars ($25,000,000), which shall be paid to Advisor concurrently with the Company Sale Fee and Accrued Fees in the manner provided in Section 2(b) of this Letter Agreement. The Company will require each Potential Counterparty to include in any bid for a Company Sale Transaction whether such Potential Counterparty will assume or terminate the Master Agreements in accordance with this Section 7. All other property-level contracts, agreements, and obligations (collectively, “Property Agreements”) shall remain in full force and effect in accordance with their respective terms,  subject to the receipt of any consents or approvals required thereunder. For the avoidance of doubt, unless expressly terminable upon a Company Sale Transaction pursuant to the terms of the applicable Property Agreement, such Property Agreements shall continue unaffected by the Company Sale Transaction.

8.            Deposit.

(a)            Effective as of the date hereof, the Company shall deposit with Advisor an amount equal to Seventeen Million and No/100 Dollars ($17,000,000) (the “Deposit”), which represents the approximate amount of the Uninvested Amount due and payable to Advisor pursuant to the terms of the Advisory Agreement in connection with a Company Sale Transaction. Advisor shall be entitled to utilize the Deposit for general corporate purposes or any other lawful purpose, in its sole discretion. Upon the consummation of a Company Sale Transaction, the Deposit, to the extent not previously applied towards amounts due and payable under the Advisory Agreement, shall be applied toward the Company Sale Fee payable to Advisor. In the event that a Company Sale Transaction has not been consummated on or prior to July 1, 2028, then commencing on July 1, 2028, and continuing on the first day of each month thereafter, Advisor shall apply the Deposit towards amounts becoming due and payable under the Advisory Agreement. Each monthly application shall be in an amount determined by Advisor in its sole discretion, but shall not be less than Two Hundred Thirty-Six Thousand One Hundred Eleven and 08/100 Dollars ($236,111.08) per month until fully applied. Advisor may apply amounts in excess of $236,111.08 per month, in its sole discretion, without penalty.

(b)            Commencing on the first day of each calendar month following July 1, 2028, if the Deposit has not then been fully applied as provided in Section 8(a) above, Advisor shall apply, in addition to the monthly installment then being applied, monthly interest in an amount equal to (but not less than zero) the Monthly Interest Rate multiplied by the difference between (i) the Monthly Factor multiplied by the Monthly Interest Threshold (such product not to exceed $17,000,000), less (ii) the aggregate amount of all monthly installments (excluding any interest paid pursuant hereto) applied towards amounts becoming due and payable under the Advisory Agreement on or prior to such month pursuant to Section 8(a) above. For the avoidance of doubt, any interest paid pursuant to this Section 8(b) shall not operate to reduce the balance of the unapplied Deposit. The following terms as used in this Section 8(b) shall have the respective meanings ascribed thereto:

“Monthly Factor” means, as of the first day of any month occurring after July 1, 2028, the number of full months elapsed since July 1, 2028.

“Monthly Interest Rate” means an interest rate determined on the first day of each applicable month equal to 30-day SOFR (Secured Overnight Financing Rate) plus 3.0%, multiplied by the number of days in the prior month divided by 365.

“Monthly Interest Threshold” means an amount equal to Four Hundred Seventy-Two Thousand Two Hundred Twenty Two and 16/100 Dollars ($472,222.16).

9.            Miscellaneous.

(a)            This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of laws principles thereof.

(b)            The Company and Advisor have participated jointly in the negotiation and drafting of this Letter Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Letter Agreement.

(c)            This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(d)            In the event of any conflict between the terms and conditions of the Advisory Agreement and the terms and conditions of this Letter Agreement as relating to a Company Sale Transaction, this Letter Agreement shall control.

(e)            This Letter Agreement shall not be altered or otherwise amended or assigned in any respect, except pursuant to an instrument in writing signed by the parties hereto. The waiver by a party of a breach of any provisions of this Letter Agreement shall not operate or be construed as a waiver of any subsequent breach.

(f)            This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Letter Agreement as of the date first above written.

COMPANY:

Braemar Hotels & Resorts Inc., a Maryland corporation

By:		/s/ Richard Stockton
	Name:	Richard Stockton
	Title:	Chief Exeuctive Officer & President

Braemar Hospitality Limited Partnership, a Delaware limited partnership

By: Braemar OP General Partner LLC, its general partner

By:		/s/ Richard Stockton
	Name:	Richard Stockton
	Title:	Chief Exeuctive Officer & President

ADVISOR:

Ashford Hospitality Advisors LLC, a Delaware limited liability company

By:		/s/ Deric Eubanks
	Name:	Deric Eubanks
	Title:	Chief Financial Officer

Ashford Inc., a Nevada corporation

By:		/s/ Deric Eubanks
	Name:	Deric Eubanks
	Title:	Chief Financial Officer